June 8, 2011

Trust for Professional Managers
615 East Michigan Street
Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Post-Effective Amendment to the Registration Statement on Form N-1A (Registration Nos. 333-62298; 811-10401) (the “Registration Statement”) relating to the sale by you of an indefinite number of Institutional class and Investor class shares (the “Shares”) of beneficial interest, $.001 par value, of Roosevelt Strategic Income Fund (the “Fund”), a series of Trust for Professional Managers (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectuses of the Fund included therein).

We have examined:  (a) the Registration Statement (and the Prospectuses of the Fund included therein), (b) the Trust’s Declaration of Trust and Bylaws, as amended, (c) certain resolutions of the Trust’s Board of Trustees and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

Offices in Milwaukee, Madison, Waukesha, Green Bay & Appleton, WI; and Washington, DC
Godfrey & Kahn is a member of Terralex®, a worldwide network of independent law firms.